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          UNITED STATES                                0MB APPROVAL______
SECURITIES AND EXCHANGE COMMISSION                   0MB Number: 3235-0167
      Washington, D.C. 20549                       Expires: October 31, 2001
                                                    Estimated average burden
                                               hours per response . . . . . 1.50
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                                     FORM 15
CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 Commission File Number  0-22964

                          SEL-DRUM INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

               501 AMHERST STREET, BUFFALO, NEW YORK, 14207-2913
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          COMMON STOCK, $.01 PAR VALUE
            (Title of each class of securities covered by this Form)

                                      None
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(l)(i)         [_]           Rule 12h-3(b)(l)(i)          [X]
Rule 12g-4(a)(l)(ii)        [_]           Rule 12h-3(b)(l)(ii)         [_]
Rule 12g-4(a)(2)(i)         [_]           Rule 12h-3(b)(2)(i)          [_]
Rule 12g-4(a)(2)(ii)        [_]           Rule 12h-3(b)(2)(ii)         [_]
                                          Rule 15d-6                   [_]

Approximate  number of holders of record as of the certification or notice date:
One (1)

Pursuant to the requirements of the Securities Exchange Act of 1934, Sel-Drum International, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  April 16, 2001         By: /s/ Louise V. Chatillon
       ---------------            --------------------------------------------
                                  Louise V. Chatillon, Director and Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.

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